Exhibit 99.1

Supernus Announces Issuance of Sixth U.S. Patent Protecting Trokendi XR®

Rockville, MD, April 02, 2015 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced the issuance on March 31, 2015 of a sixth patent (number 8,992,989) by the United States Patent and Trademark Office (USPTO)  covering Trokendi XR, its novel once-daily extended-release topiramate product. The patent provides protection for the product with expiration that is no earlier than 2027.

“We are very serious about securing intellectual property protection for our innovative products. We will continue to build our patent estate to provide our products with the protection they are entitled to. We now have patent protection on Oxtellar XR® and Trokendi XR® through four and six issued U.S. patents, respectively,” said Jack A. Khattar, President and CEO of Supernus.

Supernus has several additional patent applications for extended-release topiramate and extended-release oxcarbazepine pending in other geographic regions.

About Trokendi XR

Trokendi XR is the first approved novel once-daily extended release formulation of topiramate for the treatment of epilepsy. Trokendi XR is an antiepileptic drug indicated for initial monotherapy in patients 10 years of age and older with partial onset or primary generalized tonic-clonic seizures; adjunctive therapy in patients 6 years of age and older with partial onset or primary generalized tonic-clonic seizures; and adjunctive therapy in patients 6 years of age and older with seizures associated with Lennox-Gastaut syndrome. The product is available in 25mg, 50mg, 100mg and 200mg extended-release capsules.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company markets two products for epilepsy, Oxtellar XR (extended-release oxcarbazepine) and Trokendi XR (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential of Trokendi XR and Oxtellar XR and intellectual property protection. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 12, 2015 and under the caption “Risk Factors”. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com